Exhibit 10.19

April 19, 2006

Sent Via Email Only

Marc A. Hoffman

The Ritz Carlton, Orlando Grande Lakes

JW Marriott, Orlando Grande Lakes

4040 Central Florida Parkway

Orlando, FL 32837

Dear Mark:

We are extremely pleased to extend you an offer of employment as Vice President – Asset Management with SUNSTONE HOTEL INVESTORS, INC. located in San Clemente, California (the “Company” or “Sunstone”). Your start date will be [5/28 - 6/10], 2006. As Vice President – Asset Management, your primary responsibilities will be involvement with the asset management of our 61 hotels. Further, you will work on strategic initiatives at each of the locations to add value for future revenue and profit growth and initiate additional projects to unlock value for shareholders. We will make you a Senior Vice President in January 2007.

In your position as Vice President – Asset Management, you will initially report directly to Ken Cruse, Senior Vice President of Asset Management on your asset management responsibilities and in the Chief Executive Officer or President (or certain other senior executives of the Company on certain strategic initiatives and/or projects). Your annual salary will be $285,000 (as it may be adjusted from time to time as provided herein, the “Base Salary”) and will be paid at such intervals as the Company pays executive salaries generally. You will receive a documented performance review each year beginning in February 2007. At the time of each annual review, your base salary may be increased in the Company’s sole discretion. In any event, you will be entitled to all annual cost-of-living increases in base salary that are granted to senior executives of the Company generally.

As part of your annual compensation, you will participate in the Sunstone Hotel Investors’ bonus program and other programs applicable to senior executives of the Company, and you will be eligible to receive an annual cash bonus in an amount up to 75% (with a target bonus of 50%) of your base salary actually earned during a calendar year. In the past, our bonuses have been paid in late February or early March of the following calendar year. Your 2006 bonus will be guaranteed at 75% of your 2006 Sunstone earnings and thereafter, beginning in 2007, be based upon both your individual performance and Sunstone’s overall financial performance.

Marc A. Hoffman

April 7, 2006

In addition to your base salary and annual bonus and subject to approval by the compensation committee of the Board of Directors, you will receive an initial stock grant with a current market value of $1,200,000 (with the stock valued based on the average closing price of the Company’s common stock on the New York Stock Exchange for the twenty consecutive trading days ending on the third trading day prior to the date of approval of the grant). Your initial stock grant will vest in equal installments over three (3) years, beginning on the first anniversary of the grant date and continuing, subject to your continued employment with Sunstone and as otherwise described in this offer letter, to final vesting on the third anniversary of the grant date. You will be entitled to receive any quarterly dividends paid with respect to the grant (including the unvested portion), beginning with the first dividend payment after the approval of your stock grant. If the Board of Directors approves an annual restricted stock program and/or other equity awards for senior executives subsequent to your start date, you will also be eligible to receive additional annual stock or other equity awards, as applicable.

Effective immediately, you will be eligible to participate in the Company’s health, dental, life, vision, accidental death, dismemberment and disability plans, other welfare benefit plans and incentive, savings and retirement plans, and to receive such fringe benefits and perquisites. In each case as applicable to or provided or maintained by the Company for its senior executives generally, subject to the terms, conditions, and limitations contained in the applicable plan documents and insurance policies. Further information regarding the plans will be provided to you. In addition, on the 1st of the month following completion of your 6th month of employment, you will be eligible to participate in the Company’s 401(k) program into which Sunstone contributes an amount equal to 3% of your annual base compensation (subject to an annual maximum of $6,300) as well as the Company’s profit sharing plan.

You will be entitled to paid vacation of three weeks in each calendar year in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.

You will be entitled to receive a reimbursement in the amount of your actual, documented expenses associated with your relocation (including commissions and other expenses in connection with the sale, purchase or rental of your personal residence) up to a maximum reimbursement of $150,000. If you voluntarily terminate your employment with the Company within 12 months of your start date, you will repay the Company all of your reimbursed expenses. If you voluntarily terminate your employment with the Company more that 12 months but less than 18 months after your start date, you will repay the Company 50% of your reimbursed expenses. The Company may, to the extent permitted by law, offset any of these amounts owed to the Company against amounts owed to you. In addition, if you need temporary housing, Sunstone will accommodate you at one of our hotels while you transition.

As with most companies, employment with Sunstone Hotel Investors, Inc. is at the mutual consent of each employee and the Company. Accordingly, while the Company has every hope that employment relationships will be mutually beneficial and rewarding, you and the

Marc A. Hoffman

April 7, 2006

Company retain the right to terminate your employment relation at will, at any time, without cause. Please note that no individual, other then the CEO or President of Sunstone, has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship. The effect of termination of your employment with the Company is described more fully below.

If the Company terminates your employment without Cause during 2006, you will be paid an amount equal to your then-annual current base salary plus your guaranteed bonus for 2006 (assuming that your employment had continued through December 31, 2006).

If the Company terminates your employment without Cause thereafter, you will be paid an amount equal to the sum of (i) your then-current base salary and (ii) the lesser of (x) your last cash bonus (annualized in the case of your 2006 bonus) and (y) your target bonus. In addition, you will be vested on any unvested shares that you have been granted that are scheduled to vest within one year of your termination date.

Cause shall be defined as (i) your willful failure to perform or gross negligence, (ii) commission of an act of fraud or dishonesty or conviction, or a no contest plea, to any felony or work- or employment- related misdemeanor or (iii) beach by you of your fiduciary duty or duty of loyalty to the Company.

If a Change in Control occurs, and your employment is terminated by the Company without Cause within six (6) months after the effective date of the Change in Control, then you will be paid an amount equal to the sum of (i) 2 times your then-current base salary and (ii) the lesser of 2 times (x) your last cash bonus (annualized in the case of your 2006 bonus) and (y) your target bonus. In addition, you will be vested in all unvested shares that you have been granted during your employment with the Company. Notwithstanding the foregoing, if a severance amount becomes payable to you and is or would be deemed to be deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, then the severance amount will be payable by the Company 6 months and 1 day after the termination occurs. For clarity, if your employment is terminated by the Company without Cause within six (6) months after the effective date of a Change in Control, the prior paragraphs of this offer letter regarding the effect of a termination without Cause without reference to a Change in Control will apply. Change of Control shall have the meaning given to it in the Company’s 2004 Long Term Incentive Plan, as in effect on the date of this offer letter.

In addition, in the event that you resign during the term of this agreement (3 years), you agree that you will not directly or indirectly engage in any business that is directly competitive with our business for one year. You also agree that you will not solicit for employment or hire any of our employees for one year following your departure from the Company. Notwithstanding the foregoing, you may work for (a) any hotel management company or (b) any private equity- or publicly held- hotel development or ownership group that has less than 20% of its hotels in the Company’s markets.

Marc A. Hoffman

April 7, 2006

As confirmation of this employment offer, please sign and return the attached offer letter. You will be completing other necessary documents at the Human Resources Department on your first day of employment. The terms of this offer letter, once accepted by you, cannot be amended or changed without the written agreement of both you and the Company. Only the CEO or President is authorized to sign such an agreement on behalf of the Company.

Marc, again, we are very enthusiastic about having you join the Sunstone team. We are confident of your ability to make a valuable contribution to Sunstone, and we look forward to seeing you at the beginning of [            ]

Very truly yours,

Robert A. Alter
Chief Executive Officer

This will acknowledge my acceptance of this offer of employment.

By:	Date:	4/19/06

Attested and witnessed on this date, 4-19-2006:

By: